[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
September 3, 2010
Revlon, Inc.
237 Park Avenue
New York, NY 10017

Re:	Revlon, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:
     We have acted as special counsel to Revlon, Inc., a Delaware corporation (the ''Company’’), in connection with the Registration Statement on Form S-3 (the ''Registration Statement’’) filed on September 3, 2010 by the Company with the Securities and Exchange Commission (the ''Commission’’) under the Securities Act of 1933, as amended (the ''Act’’). The Registration Statement relates to the sale from time to time by Natixis, New York Branch, as collateral agent, and certain other secured creditors (collectively, the ''Secured Parties’’) of up to an aggregate of 12,192,398 shares (the ''Covered Shares’’) of the Company’s Class A common stock, $0.01 par value per share (the ''Class A Common Stock’’), in the event of a foreclosure upon such shares. The Covered Shares are owned by NDX Holdings LLC, a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc. (together with certain of its affiliates other than the Company, ''MacAndrews & Forbes’’) or MacAndrews & Forbes.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (i) the Registration Statement;
     (ii) a specimen certificate evidencing the Class A Common Stock (the “Specimen Certificate”);
     (iii) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect;

Revlon, Inc.
September 3, 2010

     (iv) the Amended and Restated By-laws of the Company, as amended to date and currently in effect,
     (v) an executed copy of the Stock Purchase Agreement dated December 18, 2006 between the Company and MacAndrews & Forbes Holdings Inc. (the “Stock Purchase Agreement”);
     (vi) an executed copy of the Contribution and Stockholder Agreement dated August 9, 2009, as amended by Amendment No. 1 thereto on September 23, 2009, between the Company and MacAndrews & Forbes Holdings Inc. (the “Contribution and Stockholder Agreement”); and
     (vii) certain resolutions adopted by the Board of Directors of the Company, relating to the issuance and sale of the Covered Shares.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the consideration for the Covered Shares recited in the resolutions, the Stock Purchase Agreement and the Contribution and Stockholder Agreement was received by the Company. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In rendering the opinions set forth below, we have assumed that certificates representing the Covered Shares in the form of the Specimen Certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Class A Common Stock and registered by such transfer agent and registrar.
     Members of our firm are admitted to the bar in the State of New York and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate laws (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Revlon, Inc.
September 3, 2010

     Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Covered Shares have been duly authorized and validly issued and are fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP